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                   CERTIFICATE OF OWNERSHIP AND MERGER MERGING
                        NFC ACQUISITION CORPORATION INTO
                            SUPER FOOD SERVICES, INC.

        (Pursuant to Sections 103 and 253 of the General Corporation Law
                            of the State of Delaware)

     Pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware, NFC Acquisition Corporation, a Delaware corporation (the "Acquisition Sub"), does hereby certify:

     FIRST: That Acquisition Sub is incorporated pursuant to the General Corporation Law of the State of Delaware (the "DGCL").

     SECOND: That Acquisition Sub owns more than ninety percent of the outstanding shares of the Common Stock, par value $1.00 per share, of Super Food Services, Inc., a Delaware corporation (the Company"), which is the only outstanding class of capital stock of Company.

     THIRD: That the Board of Directors of Acquisition Sub, by written consent in lieu of a meeting, effective November 21, 1996, pursuant to Section 141(f) of the DGCL, duly adopted resolutions authorizing the merger of Acquisition Sub into the Company pursuant to Section 253 of the DGCL. A true copy of such resolutions is attached hereto as Exhibit I. Such resolutions have not been modified or rescinded and are in full force and effect on the date hereof.

     FOURTH: That the merger of Acquisition Sub into the Company was approved by Nash Finch Company, the sole stockholder of Acquisition Sub, by written consent in lieu of a meeting, effective November 21, 1996, pursuant to Section 228 of the DGCL. A true copy of such resolutions is attached hereto as Exhibit
II. Such resolutions have not been modified or rescinded and are in full force and effect on the date hereof.

     FIFTH: Pursuant to the resolutions adopted by the Board of Directors of Acquisition Sub and the sole stockholder of Acquisition Sub authorizing the merger of Acquisition Sub with and into the Company, and in accordance with
Section 253(b) of the DGCL, the Certificate of Incorporation of Acquisition Sub is hereby amended in its entirety as set forth in Exhibit A to the resolutions attached hereto and, as amended, shall be the Restated Certificate of Incorporation of the surviving corporation.

     IN WITNESS WHEREOF, Acquisition Sub has caused this Certificate of Ownership and Merger to be executed in its corporate name as of this 21st day of November, 1996.

                                   NFC ACQUISITION CORPORATION


                                   By:  /s/ Alfred N. Flaten
                                        --------------------------
                                        Alfred N. Flaten
                                        President
ATTEST:


By:  /s/ Norman R. Soland
     -------------------------
     Norman R. Soland
     Secretary